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                                                                      EXHIBIT 11

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (in millions, except share amounts)

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
                                                                 Nine Months
                                                 Three Months       Ended
                                                     Ended        September
                                                 September 30,       30,
                                                 --------------  -------------
                                                  1999    1998    1999   1998
                                                 -------  -----  ------  -----
Computations for Statements of Income
Basic
Net income (loss)............................... $    (3) $  63  $  (15) $ 258
Less: Preferred stock dividends.................     --      (2)     (3)    (5)
                                                 -------  -----  ------  -----
Net income (loss) after preferred stock
 dividends...................................... $    (3) $  61  $  (18) $ 253
                                                 =======  =====  ======  =====
Weighted--average shares outstanding............    77.4   72.6    74.5   73.4
                                                 =======  =====  ======  =====
Basic earnings (loss) per share................. $ (0.04) $0.84  $(0.24) $3.44
                                                 =======  =====  ======  =====
Diluted
Net income (loss)............................... $    (3) $  63  $  (15) $ 258
Less: Antidilutive preferred stock dividends....     --     N/A      (3)   N/A
                                                 -------  -----  ------  -----
Net income (loss) after antidilutive preferred
 stock dividends................................ $    (3) $  63  $  (18) $ 258
                                                 =======  =====  ======  =====
Weighted--average shares outstanding--Basic.....    77.4   72.6    74.5   73.4
Effect of Dilutive Securities (when dilutive):
  Convertible preferred stock...................     --     3.5     --     3.5
  Stock options.................................     --     0.5     --     0.9
  Restricted stock..............................     --     0.1     --     0.2
                                                 -------  -----  ------  -----
Weighted--average shares outstanding--Diluted...    77.4   76.7    74.5   78.0
                                                 =======  =====  ======  =====
Diluted earnings (loss) per share............... $ (0.04) $0.82  $(0.24) $3.30
                                                 =======  =====  ======  =====
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